Exhibit 3.21

OPERATING AGREEMENT

Section 1. Name of Company. The name of the limited liability company is Brevard HMA Hospice, LLC (the “Company”).

Section 2. Principal Place of Business. The principal place of business of the Company is 5811 Pelican Bay Boulevard, Suite 500, Naples, FL 34108.

Section 3. Formation. The Company was organized as a Florida limited liability company under the Florida Limited Liability Company Act (the “LLC Law”) by the filing of the Articles of Organization (the “Articles”) on July 26, 2010 with the Florida Department of State.

Section 4. Business of the Limited Liability Company. The purpose of the Company is to engage in any lawful business purpose. The Company has the authority to do all things necessary or convenient to accomplish this purpose and operate its business.

Section 5. Name and Address of the Sole Member. Brevard HMA Holdings, LLC is the sole member of the Company (the “Sole Member”). The Sole Member’s address is 5811 Pelican Bay Boulevard, Suite 500, Naples, FL 34108.

Section 6. Term. The Company began on the date of filing of the Articles and shall continue unless and until terminated by the Sole Member.

Section 7. Management. The management of the Company shall be vested in its Manager who shall be appointed by the Sole Member. Except as specifically reserved to the Member in this Agreement, the Manager shall have complete discretion, power and authority in the management and control of the business of the Company, shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to carry out the business and purposes of the Company. The manager is Hospital Management Associates, Inc.

(a) Officers. The Manager shall appoint such individuals as the Manager deems appropriate to such offices as the Manager deems necessary in order to carry on the business of the Company. The officers of the Company shall have such authority and duties as shall be delegated to such officers by the Manager.

(b) Resignation and Removal. The Manager may resign at any time by giving written notice to the Sole Member. Such resignation shall take effect at the time specified therein or, if no time is specified, then on delivery and, unless otherwise specified therein, the acceptance of such resignation by the Sole Member shall not be needed to make it effective. A Manager may be removed, at any time, with or without cause, by the Sole Member.

(c) Matters to be Decided by the Members. No authorization or action taken with respect to the “Major Decisions” subsequently enumerated in this section shall be effective or binding on the Company unless specifically approved by the Sole Member. Major Decisions shall include the following:

i. the taking of any action which would cause a termination, dissolution or liquidation of the Company, for tax purposes or otherwise;

ii. any merger or consolidation of the Company with or into another entity;

iii. the sale of all or substantially all of the assets of the Company;

iv. consent to a voluntary petition in bankruptcy on behalf of the Company; and

v. the admission of any additional Members to the Company.

Section 8. Limitation of Liability; Indemnity.

(a) Neither the Sole Member nor the Manager will be personally liable for monetary damages for any action taken as a member or manager, or for any failure to take any action, and neither the Sole Member nor the Manager shall be liable for any debts, obligations or liabilities of the Company whether arising in tort, contract or otherwise, solely by reason of being a member or manager.

(b) The Company shall indemnify, defend and hold harmless the Sole Member and the Manager, and any of such party’s officers, directors, managers, employees, successors and assigns (each, an “Indemnified Party”) to the maximum extent permitted by applicable law from and against any and all actual or alleged losses, claims, damages, liabilities, costs or expenses (collectively, “Damages”) of any nature whatsoever, including attorneys’ fees, arising out of or in connection with any action taken or omitted by the Indemnified Party pursuant to authority granted by or otherwise in connection with this Agreement. Any indemnity under this Section shall be paid out of, and to the extent of, Company assets only, including insurance proceeds if available.

(c) All expenses reasonably incurred by an Indemnified Party in connection with a threatened or actual action or proceeding with respect to which such Indemnified Party is or may be entitled to indemnification under this Section shall be advanced or promptly reimbursed by the Company to such Indemnified Party in advance of the final disposition of such action or proceeding upon receipt of an undertaking by such Indemnified Party or on such Indemnified Party’s behalf to repay the amount of such advances, if any, as to which such Indemnified Party is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which such Indemnified Party is entitled.

(d) No repeal or amendment of this Section, insofar as it reduces the extent of the indemnification of any person who could be an Indemnified Party shall, without the written consent of such person, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (a) the date of such repeal or amendment if on that date such Person is not serving in any capacity for which such Person could be an Indemnified Party or (b) the thirtieth (30th) day following delivery to such Person of written notice of such amendment as to any capacity in which such Person is serving on the date of such repeal or amendment for which such Person could be an Indemnified Party. No amendment of the LLC Law shall, insofar as it reduces the permissible extent of the right of indemnification of an Indemnified Party under this Section, be effective as to such Indemnified Party with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Section shall be binding on any successor to the Company, including any limited liability company, corporation or other entity which acquires all or substantially all of the Company’s assets.

(e) The Company may, but need not, maintain insurance insuring the Company or persons entitled to indemnification under this Section for liabilities against which they are entitled to indemnification under this Section or insuring such persons for liabilities against which they are not entitled to indemnification under this Section.

(f) The indemnification provided by this Section shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section. The Company is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section to the full extent permitted by law.

(g) The Company, in such instances and to such extent as shall be determined by the Manager, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to the Sole Member and the Manager under this Section; and the Company may indemnify and advance expenses to persons who are not or were not employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of such person’s status as such a person to the same extent that the Company may indemnify and advance expenses to the Sole Member or the Manager under this Section.

Section 9. Banking. All funds of the Company shall be deposited in the name of the Company in such checking, money market, cash management or other types of depository or investment accounts maintained by financial institutions including, but not limited to, savings banks, investment banks, brokerage houses or money managers, as may be designated by the Manager. All withdrawals from such accounts shall be signed by such person(s) as are authorized by the Manager in banking resolutions executed by the Manager with respect to any such account.

Section 10. Miscellaneous

(a) Adoption and Effect of this Agreement. This Agreement is hereby adopted by the Sole Member pursuant to the LLC Law.

(b) Captions. The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.

(c) Governing Law. This Agreement and the obligations of the Sole Member hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without reference to the principles of conflicts of laws.

(d) Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

(e) Default Rules. Except as expressly provided otherwise in this Agreement, the Company shall be governed by the LLC Law, including all of the statutory default provisions contained therein.

(f) Ratification of Organizer’s Actions. The Sole Member hereby ratifies and adopts all previous acts of the organizer of the Company on the Company’s behalf, including, but not limited to, contracts entered into by the organizer on the Company’s behalf. The organizer shall be deemed to have resigned as organizer and the Sole Member shall hold the organizer harmless from all previous actions as organizer, effective as of the date of this Agreement.

IN WITNESS WHEREOF, the Sole Member has signed this Operating Agreement for the purpose of adopting it as the operating agreement of the Company.

Dated: as of July 26, 2010

Brevard HMA Holdings, LLC,
Sole Member

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Title:	Senior Vice President and Secretary